Grant Park Fund Weekly Commentary

For the Week Ended April 1, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (May 2006 - Apr 2011)

Class	Week ROR	MTD APR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.6%	0.5%	-0.3%	6.1%	0.5%	4.1%	5.8%	4.1%	11.9%	-16.5%	0.4%	0.6%
B**	1.5%	0.5%	-0.5%	5.5%	-0.2%	3.3%	N/A	3.3%	11.9%	-17.1%	0.3%	0.4%
Legacy 1***	1.6%	0.5%	0.2%	7.9%	N/A	N/A	N/A	1.3%	10.6%	-10.9%	0.2%	0.2%
Legacy 2***	1.6%	0.5%	0.2%	7.5%	N/A	N/A	N/A	1.0%	10.5%	-11.1%	0.2%	0.1%
Global 1***	1.8%	0.6%	-0.1%	5.2%	N/A	N/A	N/A	-0.8%	10.0%	-13.3%	0.0%	-0.1%
Global 2***	1.8%	0.6%	-0.1%	5.0%	N/A	N/A	N/A	-1.1%	9.9%	-13.5%	-0.1%	-0.2%
Global 3***	1.7%	0.6%	-0.6%	3.2%	N/A	N/A	N/A	-2.9%	9.9%	-14.6%	-0.3%	-0.4%

S&P 500 Total Return Index****	1.5%	0.5%	6.5%	14.4%	0.9%	2.5%	2.6%	2.5%	17.9%	-51.0%	0.2%	0.2%
Barclays Capital U.S. Long Gov Index****	0.3%	0.3%	-0.6%	4.9%	4.8%	6.8%	6.7%	6.8%	11.1%	-12.3%	0.6%	1.0%

* Performance metrics are calculated using March 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	37%					27%
Energy	15%	Long	Gasoline Blendstock	3.3%	Long	12%	Long	Crude Oil	3.3%	Long
			Crude Oil	3.0%	Long			Brent Crude Oil	2.7%	Long
Grains/Foods	12%	Long	Soybeans	2.5%	Long	7%	Long	Soybeans	2.0%%	Long
			Corn	2.3%	Long			Corn	1.6%	Long
Metals	10%	Long	Gold	2.7%	Long	8%	Long	Gold	2.2%	Long
			Aluminum	1.8%	Long			Aluminum	1.6%	Long
FINANCIALS	63%					73%
Currencies	27%	Short $	Australian Dollars	3.2%	Long	27%	Short $	Australian Dollars	4.2%	Long
			Euro	2.5%	Long			Euro	2.9%	Long
Equities	18%	Long	S&P 500	3.5%	Long	27%	Long	S&P 500	4.1%	Long
			Nikkei 225	2.1%	Short			Nikkei 225	3.9%	Short
Fixed Income	18%	Long	Bunds	3.8%	Short	19%	Short	Bunds	5.7%	Short
			U.S. 2-Year Treasury	2.4%	Long			U.S. 2-Year Treasury	2.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied due to uncertainty surrounding the time it would take for Libyan oil exports to resume at full capacity. Rising global equity markets also played a role to move crude oil prices higher. In the natural gas markets, prices fell nearly 1% when forecasts for warmer weather in the U.S. prompted selling.

Grains/Foods

The U.S. Dept of Agriculture reported U.S. corn inventories had fallen to a four-year low, which led to a sharp rally in the corn markets. Live cattle markets rose, supported by higher feed prices and reports showing increased U.S. meat exports. Sugar prices declined almost 2% as bullish supply forecasts from Brazil put pressure on the markets.

Metals

Elevated inventories and uncertainty surrounding industrial demand forecasts in Japan led to a near 4% decline in copper prices. Also adding to the decline in the copper markets was strength in the U.S.

Currencies

The Japanese yen fell sharply as positive economic indicators around the globe caused investors to exit yen positions and invest in higher-yielding currencies. In Europe, investors drove the euro higher in anticipation of an impending interest rate hike for the Eurozone.

Equities

The Nikkei 225 rose last week as industrial production reports showed many firms had resumed production following last month's earthquake. U.S. stock markets also posted gains following strong weekly employment estimates and gains in the technology sector.

Fixed Income

U.S. fixed-income markets experienced mixed results amidst volatility and steadily changing market direction. U.S. five-year Treasury notes were among the markets that finished the week negative, pushed lower by gains in the U.S. equity markets. In Europe, Bund prices fell steadily throughout the week as investors sold more risk-averse debt instruments to buy riskier assets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.